Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Mary T. Conway
Conway Communications
617-244-9682
marytconway@comcast.net

PLC Systems’ Chief Financial Officer to Leave Company

To Become CEO of Clinquest

FRANKLIN, Mass., April 22, 2011 --- PLC Systems Inc. (OTCBB: PLCSF), a company focused on innovative medical device technologies, today announced that its Chief Financial Officer, James G. Thomasch, will leave the company effective May 2, 2011, to become Chief Executive Officer at Clinquest, Inc., a privately-held company. PLC’s Controller, Karen Raus, will fulfill the financial reporting duties previously handled by Mr. Thomasch upon his departure. Ms. Raus has served as PLC’s Corporate Controller since August 1996 and is a certified public accountant.

Said Mark Tauscher, President and CEO, “Jim has been a talented and resourceful partner in our long-standing effort to remake PLC Systems into a new company around our RenalGuard® technology. All of us so appreciate his diligence and acumen as we’ve faced a variety of challenges over the years. We understand Jim’s desire to step into an exciting new leadership role for him at this time in his career, and we wish him all the best.”

About PLC Systems Inc.

PLC Systems Inc. is a medical technology company specializing in innovative technologies for the cardiac and vascular markets. Headquartered in Franklin, Massachusetts, PLC today focuses on its newest product, RenalGuard, which is approved for sale in the EU as a general fluid balancing device. Additional company information can be found at www.plcmed.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including that we may not receive necessary regulatory approvals to market our RenalGuard product or that such approvals may be withdrawn, the current  clinical trials in Italy and the planned future U.S. clinical trial for RenalGuard may not be completed in a timely fashion, if at all, or, if these clinical trials are completed, they may not produce clinically significant or meaningful results, the RenalGuard product may not be commercially accepted, operational changes, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, and additional risk factors described in the “Forward Looking Statements” section of our Annual Report on Form 10-K for the year ended December 31, 2010, a copy of which is filed with the SEC.

PLC Systems, PLC Medical Systems, PLC, RenalGuard and RenalGuard System are trademarks of PLC Systems Inc.